CONSENT OF INDEPENDENT ACCOUNTANTS





The Board of Directors
Evercel Incorporated:

We consent to incorporation by reference in the registration statement Form SB 2 (No. 333-81941) of Evercel, Incorporated of our report dated January 28, 2000 relating to the balance sheets of Evercel, Incorporated as of October 31, 1999 and 1998 and the related statements of income (loss), changes in common shareholders' equity and cash flows for each of the years in the two-year period ended October 31, 1999, which report appears in the October 31, 1999 annual report on Form 10-KSB of Evercel Incorporated.



/s/ KPMG LLP
    ---------------
    KPMG LLP

Stamford, CT
February 8, 2000




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